Exhibit 99.2
News Release
Copano Energy, L.L.C.

Contacts:	Carl A. Luna, SVP and CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-l.com
Anne Pearson/ apearson@drg-l.com
DRG&E / 713-529-6600

Copano Energy to Present at the Wells Fargo Securities
 9th Annual Pipeline, MLP and E&P, Services & Utility Symposiums
 on December 7

HOUSTON, November 30, 2010 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that R. Bruce Northcutt, its President and Chief Executive Officer, will speak at the Wells Fargo Securities 9th Annual Pipeline, MLP and E&P, Services & Utility Symposiums to be held December 7-8 in New York City.
Copano Energy’s presentation will be webcast live on Tuesday, December 7 at 2:10 p.m. Eastern Time.  To listen to a live audio webcast and view the accompanying presentation materials, visit the Company’s website at www.copanoenergy.com under “Investor Relations – Event Calendar.”  A replay will be archived on the website shortly after the presentation concludes.
Houston-based Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana. Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 250 miles of NGL pipelines and eight natural gas processing plants, with over one Bcf per day of combined processing capacity and 22,000 barrels per day of fractionation capacity. For more information please visit www.copanoenergy.com.

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